UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2015

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information contained in Item 2.02 of this Current Report on Form 8-K, including the text of the press release attached as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Item 2.02 and Item 9.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On February 26, 2015, Weight Watchers International, Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter and fiscal year ended January 3, 2015. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 23, 2015, in connection with its cost-savings initiative, the Company committed to a plan of reduction in force which will result in the elimination of certain positions and termination of certain employees worldwide. The Company determined that it would notify affected employees following the commitment date. The Company anticipates recording restructuring charges in connection with employee termination benefit costs of approximately $10 million during fiscal 2015. Substantially all of these costs are expected to result in cash expenditures related to separation payments and other employee termination expenses. The Company expects the plan to be fully executed by the end of fiscal 2015.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced on February 26, 2015, that Ms. Lesya Lysyj, President, North America, will leave the Company, and its subsidiaries, on or about April 1, 2015, as part of its reduction in force plan discussed herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release dated February 26, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: February 26, 2015	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated February 26, 2015.

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